Exhibit 99.1

Xerox Business Services Savings Plan

Financial statements and report of Independent registered public accounting firm

As of December 31, 2015 and 2014 and for the Year Ended December 31, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Xerox Business Services Savings Plan

We have audited the accompanying statements of net assets available for plan benefits of Xerox Business Services Savings Plan (“the Plan”) as of December 31, 2015 and 2014, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2015.The Plan’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2015 and 2014, and the changes in net assets available for plan benefits for the year ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2015, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the Plan’s basic financial statements taken as a whole.

/s/ Chapman, Hext & Co., P.C.

Dallas, Texas

June 29, 2016

XEROX BUSINESS SERVICES SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

December 31, 2015 and 2014

	2015	2014
ASSETS
Investments
Non-interest bearing cash	$—	$2,888,721
Participant directed investments (at fair value)	748,086,770	819,705,273
Participant directed investments (at contract value)	92,591,855	95,192,462

	840,678,625	917,786,456

Receivables
Employer	6,063,595	7,009,537
Participants	20,492,096	24,077,812
Notes receivable from participants	104,727	—

Total receivables	26,660,418	31,087,349

Total assets	867,339,043	948,873,805

LIABILITIES
Operating payables	469,423	203,738

Total liabilities	469,423	203,738

Net assets available for benefits	$866,869,620	$948,670,067

The accompanying notes are an integral part of these financial statements.

XEROX BUSINESS SERVICES SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

For the Year Ended December 31, 2015

ADDITIONS TO NET ASSETS ATTRIBUTED TO:

Earnings on investments
Net depreciation in fair value of assets	(14,992,835)
Interest and dividends	850,986

(14,141,849)
Less investment expenses	169,715

(14,311,564)

Interest income from notes receivable from participants	964,029

Contributions
Employer	27,255,306
Participants	68,575,592
Participant rollovers	6,007,696

Total contributions	101,838,594

Transfer in due to mergers	1,664,208

Total additions	90,155,267

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:

Benefits paid to participants	170,440,299
Administrative expense	1,515,415

Total deductions	171,955,714

Net increase in net assets	(81,800,447)

NET ASSETS AVAILABLE FOR BENEFITS:

Beginning of the year	948,670,067

End of the year	$866,869,620

The accompanying notes are an integral part of these financial statements.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE A – PLAN DESCRIPTION

The following description of the Xerox Business Services Savings Plan (the “Plan”) provides only general information. Xerox Business Services, LLC (the “Company” or “XBS”) is the sponsor and administrator of the Plan. Mellon Bank N.A. is the Plan Trustee. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General

Xerox Business Services, LLC maintains the Plan for the benefit of its eligible employees and eligible employees of subsidiaries, divisions and affiliated companies that have adopted the Plan. The Plan is a defined contribution plan. The Plan as amended and restated was established January 1, 1989, upon conversion of an existing employee contribution savings plan. The Plan is subject to the provisions of ERISA.

401(k) provisions

Contributions are by salary reduction and are at the employee’s discretion within limits imposed by the 401(k) provisions of the Plan and the applicable Internal Revenue Code sections. The participant accounts are “participant directed accounts.”

Plan amendments

The Plan was amended during the years ended December 31, 2015 and 2014.

A summary of the 2015 plan amendments are as follows:

On September 24, 2014, the Company acquired 100% of the issued and outstanding shares of capital stock of Consilience Software, Inc. (“Consilience”). Effective January 1, 2015, the employees of Consilience became employees of XBS and became eligible to participate in the Plan.

Effective July 15, 2015, the Consilience Software Inc. 401(k) Profit Sharing Plan and Trust was merged into the Plan.

The affected former employees of Consilience years of vesting service shall include their service with Consilience prior to January 1, 2015. The vesting schedule shall be in accordance with the Plan’s vesting schedule as disclosed later in this footnote. Any employer matching contributions including non-elective profit sharing contributions transferred to the Plan from the Consilience plan on behalf of an affected employee shall be 100% vested.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE A – PLAN DESCRIPTION

On December 18, 2014, the Company sold certain portions of its IT business to Atos, SE (“Atos”). Effective July 1, 2015, certain employees of XBS became employees of Atos and ceased to be eligible to actively participate in the Plan. The affected employees with outstanding loans in the Plan as of the effective date were transferred to the Atos Plan in a trust-to-trust transfer. Affected employees without outstanding loans in the Plan became fully vested in their accounts as of July 1, 2015. The affected employees may take distributions from the Plan in accordance with the applicable terms of the Plan. Participants whose account balances are $1,000 or above may defer payments until age 70 1/2.

On November 19, 2014, the Company acquired Intellinex LLC, Intellect Acquisition Corp., Intrepid Learning Solutions, Inc., Intrepid Learning, Inc. and The Shareholders’ Representative (“Intrepid”). Effective March 14, 2015, the employees of Intrepid became employees of XBS and became eligible to participate in the Plan.

Effective July 1, 2015, the Intrepid Learning Solutions, Inc. 401(k) Plan was merged into the Plan.

The affected former employees of Intrepid years of vesting service shall include their service with Intrepid prior to March 14, 2015. Any employer contributions that are 25% vested under the Intrepid Plan on June 1, 2015 shall continue to be 25% vested in the Plan until the affected former employee of Intrepid has completed two Years of Vesting Service under the Plan; thereafter, such employer contributions shall be in accordance with the Plan’s vesting schedule as disclosed later in this footnote.

The Company amended the Plan effective September 2, 2015, to discontinue discretionary contributions to former employees of the State of Indiana, pursuant to the Indiana Family and Social Service Administration Amendment Number Fourteen to the Contract with ACS Human Services, LLC executed effective August 20, 2015.

A summary of the 2014 plan amendments are as follows:

On May 14, 2013, the Company acquired LearnSomething, Inc. (LearnSomething). Effective January 1, 2014, the employees of LearnSomething became employees of XBS and became eligible to participate in the Plan. The Plan was amended effective January 1, 2014 to include special provisions as applicable to former employees of LearnSomething.

The affected former employees of LearnSomething years of vesting service shall include their service with LearnSomething prior to January 1, 2014. The vesting schedule shall be in accordance with the Plan’s vesting schedule as disclosed later in this footnote.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE A – PLAN DESCRIPTION

On April 25, 2014, the Company acquired ISG Holdings, Inc. (“ISG”). Effective December 20, 2014, ISG employees became employees of XBS and became eligible to participate in the Plan. Effective December 23, 2014, the Plan was amended to include employees of ISG into the Plan and to include special provisions as applicable to the former employees and participants of the ISG Plan.

The affected former employees of ISG years of vesting service shall include their service with ISG prior to December 20, 2014 and the affected participants shall be 100% vested in their portion of the accounts transferred to the Plan upon attaining age 55.

The ISG Plan will be merged into the Plan on or as soon as administratively practicable following March 1, 2015.

On July 6, 2012, the Company acquired Wireless Data Services Ltd. (“WDS”). Effective December 28, 2014, the employees of Wireless Data Services North America, Inc. (entity related to WDS), became employees of XBS and became eligible to participate in the Plan. Effective December 28, 2014, the Plan was amended to include the final date of transition and Plan merger. The WDS Plan will be merged into the Plan on or as soon as administratively practicable following March 1, 2015.

Salary deferral

The Plan is a defined contribution plan wherein participants elect to reduce their compensation and have such reductions contributed to the Plan on their behalf. Generally, the Plan covers all eligible employees of the Company who elect to participate except those who are leased; or are independent contractors or consultants; or are nonresident aliens not receiving United States source income.

Employees are eligible to contribute on their date of hire or as soon as administratively feasible. Participating employees are eligible for discretionary matching contributions immediately following completion of a one-year period of service.

Employees can elect to contribute to the Plan in a multiple of 1% and the maximum percentage is 75% of eligible compensation on a pre-tax basis, after-tax basis or a combination of both. The maximum contributions allowed by the Internal Revenue Service were $18,000 and $17,500 for the years 2015 and 2014, respectively. If a participant made both pre-tax and Roth contributions for the applicable calendar year, excess contributions shall be attributed first to the participant’s pre-tax contributions and second to the participant’s Roth contributions. The term “compensation” for calculation of deferral shall be base pay, overtime and commissions.

Participating employees are eligible to make catch-up contributions under the Plan provided the participating employees have attained or will attain the age of 50 before the close of the year.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE A – PLAN DESCRIPTION

The amount of catch-up contributions allowed by the Internal Revenue Services was $6,000 and $5,500 for the years 2015 and 2014, respectively. The catch-up contributions are excluded in calculating any matching compensation. Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans (rollover).

The Company will match the deferral contributions at 100% up to the first 3% of compensation for eligible employees. Employees become eligible to receive the employer match after the completion of one year of eligibility service. The Company made matching contributions of $26,824,192 and $26,493,899 for the years ended December 31, 2015 and 2014, respectively.

The matching contribution shall be allocated as of the last day of each quarter, on behalf of each participant who made a deferral contribution on any pay date during the calendar quarter and who is employed on the last business day of the calendar quarter. Participants who made deferral contributions during the calendar quarter but who are not employed on the last day of the calendar quarter due to death, disability, retirement, or involuntary termination of employment by the Employer as a result of a corporate disposition or a reduction in force shall be entitled to a matching contribution for such quarter.

In 2014, the Company provided discretionary contributions for certain former employees of the State of Indiana. The amount of the discretionary contribution was a percentage of the employee’s compensation. The discretionary employer contributions were $1,377,086 and $1,686,720 for the years ended December 31, 2015 and 2014.

Such percentage was dependent on the employee’s age and service, each measured in years and completed months as of December 31 of the calendar years for which the discretionary contributions were made, in accordance with the below schedule:

Age plus service	Discretionary contribution percentage
Less than 45	6%
At least 45 but less than 55	9%
At least 55 but less than 65	11%
More than 65	13%

All matching contributions have been allocated in accordance with Participant’s investment elections.

Effective September 2, 2015, the Plan was amended to discontinue the discretionary contributions.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE A – PLAN DESCRIPTION

Allocation

Each participant’s account is credited with the participant’s salary deferral. Investment income or loss is allocated daily based on the ratio of each participant’s account balance at the end of each day.

Vesting

Vesting of all employer contributions occurs at the following rates for employees enrolled in the Plan. Employee contributions, Roth contributions and rollover contributions are 100% vested. The vesting schedule applicable to matching contributions and discretionary contributions in 2015 and 2014 is:

Years in Vesting Service	Vested Interest
Less than two years	0%
Two to three years	50%
Three or more years	100%

Participant loans

Participants may borrow from their fund accounts, through a loan transaction, a minimum of $1,000 or up to a maximum of $50,000 not to exceed 50% of their vested account balance.

The balance in the participant’s account is used to secure the loans. These loan transactions are treated as a transfer between the investment fund and the participant notes fund. Loans used for the purchase of a primary residence have a maximum term of fifteen years. All other loans have a maximum term of five years. The interest rate on loan transactions is commensurate with current rates. As of December 31, 2015, the interest rate on outstanding loan balances ranged from 3.25% to 10.0%. As of December 31, 2014, interest rates on outstanding loan balances ranged from 3.25% to 10.25%. No allowance for credit losses has been recorded as of December 31, 2015 and 2014.

Principal and interest are paid ratably through payroll deductions. Participant notes receivable are valued at their unpaid principal balances, plus accrued but unpaid interest thereon. Interest income on notes receivable from participants is recognized when earned. A participant may not have more than two loans outstanding at the same time.

If a participant ceases to make loan repayments and the plan administrator, based upon the terms of the plan document, deems the participant loan to be in default, the participant loan balance is reduced and a benefit payment is recorded.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE A – PLAN DESCRIPTION

Termination

Although it has not expressed any intent to do so, the Company may terminate the Plan at any time. Upon termination, the Company may elect to distribute to each participant, or his or her beneficiary, his or her account balance to the extent permitted by the Internal Revenue Code, or transfer such balance to a successor plan. In addition, upon termination of the Plan, the participants’ vested interest in employer contributions shall be 100%.

Upon termination of service, a participant may elect to receive a lump-sum amount equal to the value of his or her account.

Forfeitures

Forfeitures are used to reduce employer matching or profit sharing contributions or plan administrative expenses. At December 31, 2015 and 2014, the Plan maintained a balance of $55,112 and $128,844, respectively, in forfeited non-vested accounts and utilized $450,000 for both the years ended December 31, 2015 and 2014, in forfeitures to offset employer contributions and plan expenses.

Plan administrative costs

Plan expenses, such as trustee and recordkeeping charges, are covered by a per-participant fee based on the participant’s account balance. To calculate the per-participant fee, the Benefits Administrative Committee projected these expenses for plan years 2015 and 2014, and divided the total expenses by the total plan assets as of December 31, 2015 and 2014, respectively. The resulting percentage of 10.0 and 15.8 basis points was applied to each participant’s account balance as of January 1, 2015 and 2014, respectively. Plan expenses are subtracted from each participant’s account on a quarterly basis throughout the year.

Funding policy

It is the policy of the Plan sponsor to remit the employee contribution three business days after the date of payroll. This is the earliest date in which the Company can reasonably segregate these amounts from general assets.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Plan is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Plan’s administrator, who is responsible for their integrity and objectivity. The accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Basis of Accounting

The financial statements of the Plan are prepared on the accrual basis of accounting.

Investments held by a defined contribution plan are required to be reported at fair value, except for fully benefit-responsive investment contracts. Contract value is the relevant measure for the portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants normally would receive if they were to initiate permitted transactions under the terms of the Plan.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures, such as fair value. Actual results may differ from those estimates.

Investment valuation and income recognition

Investments are reported at fair value (except for fully benefit-responsive investment contracts, which are reported at contract value). Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Mellon Bank N.A. holds the Plan investments. The fair value per unit/share is stated at quoted market prices as determined by Mellon Bank N.A. Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date. Interest income is recorded on the accrual basis.

The Plan presents, in the Statement of Changes in Net Assets Available for Benefits, the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains (losses) and the unrealized appreciation (depreciation) on those investments.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Notes receivable from participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Interest income is recorded on the accrual basis. Related fees are recorded as administrative expenses and are expensed when they are incurred. No allowance for credit losses has been recorded as of December 31, 2015 or 2014. Delinquent participant loans are recorded as distributions on the basis of the terms of the Plan agreement.

Excess contributions payable

Amounts payable to participants for contributions in excess of amounts allowed by the IRS are recorded as a liability with a corresponding reduction to contributions.

Payment of benefits

Benefit payments are recorded when paid.

Expenses

Certain expenses incurred maintaining the Plan are paid directly by the Company and are excluded from these financial statements. Investment-related expenses are included in appreciation of fair value of investments.

New Accounting Pronouncement

In July 2015, FASB issued Accounting Standards Update No. 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient Contracts with Customers (“ASU 2015-12”), to reduce complexity in employee benefit plan accounting. Part I designates contract value as the only required measure for fully benefit-responsive investment contracts. The amendments in Part I are effective for fiscal years beginning after December 15, 2015. Earlier application is permitted with retroactive application for all financial statements presented. Part II will eliminate disclosure requirements for investments that represent 5 percent or more of net assets for both participant-directed investments and nonparticipant-directed investments. The net appreciation or depreciation in investments for the period still will be required to be presented in the aggregate, but will no longer be required to be disaggregated and disclosed by general type. The amendments in Part II are effective for fiscal years beginning after December 15, 2015. Earlier application is permitted with retroactive application for all financial statements presented. Part III provides a practical expedient to permit plans to measure investments and investment-related accounts (for example, a liability for a pending trade with a broker) as of a month-end date that is closest to the plan’s

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

fiscal year-end, when the fiscal period does not coincide with a month-end. The amendments in Part III are effective for fiscal years beginning after December 15, 2015. Earlier application is permitted. An entity should apply the amendments in Part III of this Update prospectively. The Plan has adopted ASU 2015-12 for the years ended December, 31, 2015 and 2014.

Reclassifications

Certain accounts in the prior year financial statements and notes to the financial statements have been reclassified to conform to the current year presentation. Such reclassifications had no effect on prior year net assets available for benefits.

NOTE C – INCOME TAX STATUS

The Plan obtained its most recent determination letter on November 3, 2014, in which the Internal Revenue Service stated that the Plan as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. Although the Plan has been amended since receiving the determination letter, the plan administrator and the plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC and therefore believe that the Plan is qualified.

On August 22, 2012, the Plan received a notification from the Internal Revenue Service indicating that the IRS had initiated an audit of the 2009 plan year for the XBS Savings Plan. On May 5, 2015, the IRS completed their examination and accepted the 5500 return as filed.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2015, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions.

The plan administrator believes it is no longer subject to income tax examinations for years prior to 2010.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE D – INVESTMENTS

During 2015 and 2014, the Plan invested in a Master Trust arrangement consisting of common stock and mutual funds. The trust consists solely of the Plan’s assets. Investment information related to the Master Trust arrangement during 2015 and 2014, is as follows:

	2015	2014
Net Assets
Common stock	$27,880,929	$51,855,752
Mutual Funds	669,678,417	727,091,560

	$697,559,346	$778,947,312

	Year Ended December 31, 2015	Year Ended December 31, 2014
Change in net assets:
Contributions	$81,798,454	$73,132,940
Interest/dividends	970,118	987,670
Net appreciation(depreciation) of investments	(9,634,132)	55,302,101
Net forfeitures	(339,948)	160,047
Benefits paid to participants	(134,381,937)	(72,833,763)
Administrative and miscellaneous expense	(766,343)	(741,001)
Net transfer to (from) the Fund	(19,034,177)	336,141,219

	$(81,387,965)	$392,149,213

The Net Assets of the Master Trust Investment at December 31, 2015 and 2014, were equal to the aggregate value of the assets of the Master Trust Investment less the value of the accrued liabilities of the Master Trust Investment. The assets of the Master Trust Investment were determined in accordance with generally recognized valuation procedures based upon prices and quotes from independent pricing services.

The closing prices reported in the active markets in which the securities are traded were used to value the investments in the Master Trust.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE D – INVESTMENTS

The following table sets forth by level, within the fair value hierarchy, the Master Trust’s assets at fair value as of December 31, 2015 and 2014:

Master Trust Assets at Fair Value

As of December 31, 2015

	Level 1	Level 2	Level 3	Total
Mutual Funds	$669,678,417	$—	$—	$669,678,417
Common stocks	27,880,929	—	—	27,880,929

Total assets at fair value	$697,559,346	$—	$—	$697,559,346

Master Trust Assets at Fair Value

As of December 31, 2014

	Level 1	Level 2	Level 3	Total
Mutual Funds	$727,091,752	$—	$—	$727,091,752
Common stocks	51,855,560	—	—	51,855,560

Total assets at fair value	$778,947,312	$—	$—	$778,947,312

During the years ended December 31, 2015 and 2014, respectively, the Master Trust’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated(depreciated) in value by $(9,634,132) and $55,302,101 as follows:

	2015	2014
Mutual funds	$289,401	$48,505,806
Nonemployee corporate stock	644,529	1,297,400
Xerox Stock Fund	(10,568,062)	5,498,895

	$(9,634,132)	$55,302,101

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE E – GUARANTEED INVESTMENT CONTRACT WITH WELLS FARGO

The Plan holds a fully benefit-responsive investment contract with Wells Fargo Synthetic Stable Value Fund (“Wells Fargo”). This contract meets the fully benefit-responsive investment contract criteria and therefore is reported at contract value. Contract value is the relevant measurement attribute for fully benefit-responsive investment contracts because this is the amount received by participants if they were to initiate permitted transactions under the terms of the Plan. Contract value, as reported to the Plan by Wells Fargo, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses.

Discontinuance of the contract would result in certain surrender charges and market value adjustments as defined by the contract. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.

Wells Fargo maintains the contributions in a general account. The account is credited with earnings on the investments and is charged for participant withdrawals and administrative expenses charged by Wells Fargo. The contract issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

There are no reserves against contract value for credit risk of the contract issuer or otherwise. Principal and interest at crediting rates, which are announced in advance on an annual basis, are guaranteed; however, there is no stated maturity date.

During 2015 and 2014, the average yields for the Stable Value Fund were as follows:

Yield Analysis	2015	2014
Based on actual earnings	1.77%	1.40%
Based on interest rate credited to participants	1.95%	2.06%

Benefit-responsive investment contracts are designed to preserve capital and provide a stable crediting rate. Such contracts provide that withdrawals associated with certain events not in the ordinary course of fund operations may be paid at market rather than contract value. Examples of such circumstances may include significant plan design changes, complete or partial plan terminations, severance programs, early retirement programs, the closing or sale of a subsidiary, bankruptcy of the plan sponsor or the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan Administrator does not believe the occurrence of the above events that would limit the Plan’s ability to conduct transactions with Participants at contract value is probable.

The Plan’s ability to receive amounts due in accordance with fully benefit-responsive investment contracts is dependent on the third-part issuer’s ability to meet its financial obligations. The issuer’s ability to meet its contractual obligations may be affect by future economic and regulatory developments.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE E – GUARANTEED INVESTMENT CONTRACT WITH WELLS FARGO

The guaranteed investment contract does not permit Wells Fargo to terminate the agreement prior to the scheduled maturity date.

NOTE F – FAIR VALUE MEASUREMENTS

The framework for measuring fair value provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Valuation techniques maximize the use of relevant observable inputs and minimize the use of unobservable inputs.

The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1		Inputs to the valuation methodology are unadjusted quoted prices in active markets for identical assets or liabilities that the plan can access at the measurement date.

Level 2		Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, such as:

	•	quoted prices for similar assets or liabilities in active markets;

	•	quoted prices for identical or similar assets or liabilities in inactive markets;

	•	inputs other than quoted prices that are observable for the asset or liability;

	•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3		Inputs that are unobservable inputs for the asset or liability

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2015 and 2014.

Common stocks, corporate bonds and U.S. government securities: Valued at the closing price reported on the active market on which the individual securities are traded.

Self-directed brokerage accounts: Accounts primarily consist of mutual funds and common stocks that are valued on the basis of readily determinable market prices.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE F – FAIR VALUE MEASUREMENTS

Mutual funds: Valued at the daily closing price as reported by the fund. Mutual funds held by the Plan are open-end mutual funds that are registered with the U.S. Securities and Exchange Commission. These funds are required to publish their daily net asset value and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Stable value collective trust fund: A stable value fund that is composed primarily of fully benefit-responsive investment contracts that is valued at the net asset value of units of the bank collective trust. The net asset value is used as a practical expedient to estimate fair value. This practical expedient would not be used if it is determined to be probable that the fund will sell the investment for an amount different from the reported net asset value. Participant transactions (purchases and sales) may occur daily. If the Plan initiates a full redemption of the collective trust, the issuer reserves the right to require 12 months’ notification in order to ensure that securities liquidations will be carried out in an orderly business manner.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2015 and 2014. Classification within the fair value hierarchy table is based on the lowest level of any input that is significant to the fair value measurement.

Assets at Fair Value

As of December 31, 2015

	Level 1	Level 2	Level 3	Total
Mutual Funds	$714,952,700	$—	$—	$714,952,700
Corporate stocks	27,880,929	—	—	27,880,929
Interest bearing cash	3,601,601	—	—	3,601,601
Self directed brokerage accounts	1,651,540	—	—	1,651,540

Total assets at fair value	$748,086,770	$—	$—	$748,086,770

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE F – FAIR VALUE MEASUREMENTS

Assets at Fair Value

As of December 31, 2014

	Level 1	Level 2	Level 3	Total
Mutual Funds	$762,608,784	$—	$—	$762,608,784
Corporate stocks	51,855,771	—	—	51,855,771
Interest bearing cash	3,610,944	—	—	3,610,944
Self directed brokerage accounts	1,629,773	—	—	1,629,773

Total assets at fair value	$819,705,272	$—	$—	$819,705,272

Gains and losses included in changes in net assets available for benefits for the year ended December 31, 2015, are reported in net appreciation in fair value of investments.

For years ended December 31, 2015 and 2014, there were no significant transfers between Levels 1 and 2 and no transfers in or out of Level 3.

NOTE G – RELATED PARTY TRANSACTIONS AND PARTY IN INTEREST TRANSACTIONS

The Plan invested in investments managed by Mellon Bank N.A. the custodian of the Plan’s assets, as defined by the Plan. These transactions qualify as party-in-interest transactions. However, these transactions are exempt from the prohibited transaction rules. Fees paid by the Plan for the investment management services were $135,664 and $240,791 for the years ended December 31, 2015 and 2014, respectively.

The Plan offers investment in a unitized stock fund, The Xerox Stock Fund (the “Fund”), which is primarily comprised of Xerox Corporation common shares. The unit values of the Fund are recorded and maintained by the Trustee. During the year ended December 31, 2015, the Plan purchased common shares in the Fund in the approximate amount of $11,913,000, sold common shares in the Fund in the approximate amount of $25,446,000 and had net depreciation in the Fund of approximately $12,338,529 The total value of the Plan’s investment in the Fund was approximately $21,932,842 and $45,444,355 at December 31, 2015 and 2014, respectively. During 2015 and 2014, dividends paid on Xerox Corporation common shares amounted to $761,750 and $800,697, respectively. These transactions, as well as participant loans, qualify as party-in-interest transactions. However, these transactions are exempt from the prohibited transaction rules.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE G – RELATED PARTY TRANSACTIONS AND PARTY IN INTEREST TRANSACTIONS

Xerox HR Solutions, LLC (a division of XBS) provides certain accounting, administrative, and investment management services to the Plan.

The Plan paid $1,415,146 and $1,231,487 for the services rendered by XBS HR Solutions, LLC for 2015 and 2014, respectively. These transactions are exempt party-in-interest transactions.

NOTE H – DERIVATIVES

The Plan has no instruments that, in whole or part, are accounted for as a derivative instrument under current authoritative guidance in Accounting for Derivative Instruments and Hedging Activities, during the current plan year.

NOTE I – PLAN MERGERS

A summary of Plan mergers for 2015 are as follows:

Assets of the ISG Services, LLC 401(k) Plan were transferred into the XBS Savings Plan on March 1, 2015. The funds transferred totaled approximately $25,997,000 and were reinvested with Mellon in similar investments.

Assets of the WDS Global 401(k) Retirement Plan were transferred into the XBS Savings Plan on March 1, 2015. The funds transferred totaled approximately $3,199,000 and were reinvested with Mellon in similar investments.

Assets of the Intrepid Learning Solutions, Inc. 401(k) Plan were transferred into the XBS Savings Plan on July 1, 2015. The funds transferred totaled approximately $4,158,000 and were reinvested with Mellon in similar investments.

Assets of the Consilience Software Inc. 401(k) Profit Sharing Plan and Trust were transferred into the XBS Savings Plan on July 17, 2015. The funds transferred totaled approximately $1,656,000 and were reinvested with Mellon in similar investments.

The Statement of Changes in Net Assets Available for Benefits includes the activity from the employees of these companies from the date the assets were merged into the XBS Savings Plan to December 31, 2015.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE I – PLAN MERGERS

A summary of Plan mergers for 2014 are as follows:

Assets of the LearnSomething, Inc. 401(k) Retirement Plan were transferred into the XBS Savings Plan on March 1, 2014. The funds transferred totaled approximately $1,390,868 and were reinvested with Mellon in similar investments.

The Statement of Changes in Net Assets Available for Benefits includes the activity from the employees of these companies from the date the assets were merged into the XBS Savings Plan to December 31, 2014.

NOTE J – RISKS AND UNCERTAINTIES

The Plan invests in various investment securities which, in general, are exposed to various risks, such as interest rate, credit and overall market volatility risks. Further, due to the level of risk associated with certain investment securities it is at least reasonably possible that changes in values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

NOTE K – SUBSEQUENT EVENTS

In the normal course of business, the Company may consolidate additional subsidiaries into or eliminate current subsidiaries from the XBS Savings Plan.

The employer match for the 4th quarter of 2015 was posted to the Plan during the first quarter of 2016 in the amount of $6,063,595.

Effective August 1, 2015, no new investments were permitted into the Xerox Stock Fund. The Xerox Stock Fund will be removed as an investment fund option under the Plan on November 11, 2016. All participant balances remaining in the Xerox Stock Fund at November 11, 2016 will be liquidated and reinvested in the Moderate Asset Allocation Portfolio in the Plan.

Effective November 11, 2016, the Lockheed Martin Stock Fund will be removed as an investment fund option under the Plan. All participant balances remaining in the Lockheed Martin Stock Fund at November 11, 2016 will be liquidated and reinvested in the Moderate Asset Allocation Portfolio in the Plan.

The Plan Sponsor has evaluated subsequent events through the date which the financial statements were available to be issued.

XEROX BUSINESS SERVICES SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2015 and 2014

NOTE L – SEPARATED PARTICIPANTS WITH VESTED BENEFITS

There were 10,118 and 8,552 terminated participants with vested benefits of $323,219,029 and $285,709,823 as of December 31, 2015 and 2014, respectively.

NOTE M – FORM 5500

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2015 and 2014, to Form 5500:

	2015	2014
Net assets available for benefits per the financial statements	$866,869,620	$948,670,067

Deemed loan distributions	(119,453)	(103,727)

Adjustment from contract value to fair value for fully benefit-responsive investment contracts	891,917	2,232,714

Net assets available for benefits per the Form 5500	$867,642,084	$950,799,054

	2015	2014
Net increase (decrease) in net assets available for benefits per the financial statements	$(81,800,447)	$55,026,975

Deemed loan distributions	(15,726)	(12,702)

Adjustment from contract value to fair value for fully benefit-responsive investment contracts – December 31, 2014	891,917	2,232,714

Adjustment from contract value to fair value for fully benefit-responsive investment contracts – December 31, 2013	(2,232,714)	(2,297,469)

Net increase in net assets available for benefits per the Form 5500	$(83,156,970)	$54,949,518

SUPPLEMENTAL SCHEDULE

XEROX BUSINESS SERVICES SAVINGS PLAN

SCHEDULE H, LINE 4i SCHEDULE OF ASSETS (HELD AT END OF YEAR)

As of December 31, 2015

EIN #32-0293031 PLAN NUMBER 333

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of investment, including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current Value
*	Mellon Bank, N.A.	AMG Yacktman Service Fund	**	$62,060
*	Mellon Bank, N.A.	Ariel Fund	**	15,042
*	Mellon Bank, N.A.	Brokerage Account – Self Directed	**	1,651,540
*	Mellon Bank, N.A.	CGM Realty Fund	**	11,939
*	Mellon Bank, N.A.	Commonwealth International Australia/New Zealand Fund	**	1,587
*	Mellon Bank, N.A.	DB Gold Double Short ETN	**	23,461
*	Mellon Bank, N.A.	DFA US Small Cap Portfolio Institutional Class	**	9,986,130
*	Mellon Bank, N.A.	Direxion Daily 20+ Year Treasury Bear 3X ETF	**	13,990
*	Mellon Bank, N.A.	Direxion Daily Gold Miners	**	4,856
*	Mellon Bank, N.A.	Direxion Daily India Bull 3X ETF	**	11,113
*	Mellon Bank, N.A.	Direxion Daily S&P 500 Bear	**	605
*	Mellon Bank, N.A.	Dodge & Cox Income Fund	**	11,526,545
*	Mellon Bank, N.A.	Dodge & Cox International Stock Fund	**	12,318,608
*	Mellon Bank, N.A.	Dreyfus 100% US Treasury Money	**	1,103,935
*	Mellon Bank, N.A.	Dreyfus GNMA Fund - Z	**	10,315
*	Mellon Bank, N.A.	Dreyfus Research Growth Fund	**	1,171
*	Mellon Bank, N.A.	Dreyfus US Treasury Long Term	**	9,976
*	Mellon Bank, N.A.	Eaton Vance Limited Duration Fund	**	51
*	Mellon Bank, N.A.	Eaton Vance Risk Managed Diversified Equity Income Fund	**	504
*	Mellon Bank, N.A.	EB Temporary Investment Fund II	**	2,479,628
*	Mellon Bank, N.A.	ETFS Physical Silver Shares	**	4,068
*	Mellon Bank, N.A.	ETRACS 2X S&P Dividend ETN	**	5,560
*	Mellon Bank, N.A.	ETRACS 2X DJ Sel Dividend ETN	**	23,717
*	Mellon Bank, N.A.	ETRACS Monthly Pay 2XLeveraged	**	2,321
*	Mellon Bank, N.A.	Fidelity OTC Portfolio	**	15,304
*	Mellon Bank, N.A.	Fidelity Japan Smaller Co Fund	**	1,123
*	Mellon Bank, N.A.	Fidelity Low Priced Stock Fund	**	72,800
*	Mellon Bank, N.A.	Franklin Small Mid Cap Growth Fund	**	3,615

XEROX BUSINESS SERVICES SAVINGS PLAN

SCHEDULE H, LINE 4i SCHEDULE OF ASSETS (HELD AT END OF YEAR)

As of December 31, 2015

EIN #32-0293031 PLAN NUMBER 333

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of investment, including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current Value
*	Mellon Bank, N.A.	Franklin Strategic Mortgage Fund	**	1,071
*	Mellon Bank, N.A.	Great West Guaranteed Portfolio Unit Fund	**	2,847,713
*	Mellon Bank, N.A.	Guinness Atkinson Global Energy Fund	**	9,069
*	Mellon Bank, N.A.	Harbor Capital Appreciation Fund	**	124,151
*	Mellon Bank, N.A.	Hartford Inflation Plus Fund	**	2,830
*	Mellon Bank, N.A.	Ipath S&P 500 VIX S/T FU ETN VIX Short Term	**	8,040
*	Mellon Bank, N.A.	Ipath US Treasury 10-year Bear	**	58,215
*	Mellon Bank, N.A.	Ishares Silver Trust Fund	**	3,957
*	Mellon Bank, N.A.	Ishares US Preferred Stock	**	1,966
*	Mellon Bank, N.A.	Janus Forty Fund	**	20,356
*	Mellon Bank, N.A.	Janus Investment Global Technology Fund	**	2,147
*	Mellon Bank, N.A.	Lockheed Martin MT Unit	**	5,948,088
*	Mellon Bank, N.A.	Market Vectors Gold Miners	**	3,430
*	Mellon Bank, N.A.	Mellon Aggressive Unit	**	23,224,813
*	Mellon Bank, N.A.	Mellon Aggressive Bond Unit	**	42,209,452
*	Mellon Bank, N.A.	Mellon Conservative Unit	**	23,344,372
*	Mellon Bank, N.A.	Mellon Moderate Aggressive Unit	**	52,161,428
*	Mellon Bank, N.A.	Mellon Moderate Conservative Unit	**	40,946,496
*	Mellon Bank, N.A.	Mellon Moderate Unit	**	95,702,128
*	Mellon Bank, N.A.	Mellon Stock Unit	**	220,027,334
*	Mellon Bank, N.A.	Nuveen NAS100 DYN	**	54,814
*	Mellon Bank, N.A.	OakMark Intl Small Cap Fund	**	26,194
*	Mellon Bank, N.A.	Pimco All Assets Fund	**	1,146,007
*	Mellon Bank, N.A.	Powershares NASDAQ Internet	**	4,012
*	Mellon Bank, N.A.	Proshares Ultra 20 Plus Yrs	**	13,951
*	Mellon Bank, N.A.	Proshares Ultra Basic Material	**	36
*	Mellon Bank, N.A.	Proshares Ultra Short 20Y Treasury	**	11,018
*	Mellon Bank, N.A.	Proshares Ultra S&P 500 New	**	36,467
*	Mellon Bank, N.A.	Proshares Ultra QQQ	**	125,711

XEROX BUSINESS SERVICES SAVINGS PLAN

SCHEDULE H, LINE 4i SCHEDULE OF ASSETS (HELD AT END OF YEAR)

As of December 31, 2015

EIN #32-0293031 PLAN NUMBER 333

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of investment, including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current Value
*	Mellon Bank, N.A.	Royce Opportunity Fund	**	$25,424
*	Mellon Bank, N.A.	Schwab US Dividend Equity ETF	**	30,152
*	Mellon Bank, N.A.	SPDR Gold Shares	**	5,073
*	Mellon Bank, N.A.	SPDR S&P Biotech ETF	**	69,709
*	Mellon Bank, N.A.	T Rowe Price Growth Stock	**	15,415
*	Mellon Bank, N.A.	T Rowe Price Latin America	**	7,191
*	Mellon Bank, N.A.	Tekla Healthcare Investors	**	26,920
*	Mellon Bank, N.A.	Tekla Life Sciences Investors	**	24
*	Mellon Bank, N.A.	Touchstone Large Cap	**	2,479
*	Mellon Bank, N.A.	Vanguard Dividend Growth Fund Investor	**	20,722,867
*	Mellon Bank, N.A.	Vanguard High Yield Corporate Unit	**	50,122
*	Mellon Bank, N.A.	Vanguard Inflation Protected Investment	**	6,438
*	Mellon Bank, N.A.	Vanguard Long Term Treasury Fund	**	5,004
*	Mellon Bank, N.A.	Vanguard Reit Index Fund	**	17,006
*	Mellon Bank, N.A.	Velocityshares 3X Long Crude	**	5,530
*	Mellon Bank, N.A.	Velocityshares 2XVIX Short-term	**	720
*	Mellon Bank, N.A.	Wells Fargo Stable Value Fund	**	92,591,855
*	Mellon Bank, N.A.	XBS EB Daily Liq Acwi Unit	**	47,449,738
*	Mellon Bank, N.A.	XBS EB Daily Liq Mkt Comp Unit	**	110,269,248
*	Mellon Bank, N.A.	Xerox Stock Fund	**	21,932,841
*	Participant loans at 3.25% to 10.0%		- 0 -	20,492,096
	Interest bearing cash		**	18,039
	Non-interest bearing cash		**	—
				$861,170,721

*	Denotes a party-in-interest
**	Not required for participant directed investments